Exhibit 99.1

FOR IMMEDIATE RELEASE ON MAY 14, 2012

KODIAK OIL & GAS CORP. ANNOUNCES

$100 MILLION ADD-ON OFFERING OF SENIOR NOTES

DENVER, May 14, 2012 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE: KOG) today announced that it commenced a private offering of an additional $100 million in aggregate principal amount of senior notes due 2019 in a private placement to eligible investors. The notes will bear interest at 8.125% per annum.  The notes are being offered as additional notes under an existing indenture pursuant to which Kodiak previously issued $650 million aggregate principal amount of 8.125% senior notes due 2019.  The notes will be jointly and severally guaranteed on a senior basis by Kodiak’s subsidiary, Kodiak Oil & Gas (USA) Inc., and by certain future subsidiaries.

Kodiak intends to use the net proceeds of the offering to repay all of the outstanding debt under Kodiak’s first lien credit agreement, to fund capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota, and for general corporate purposes, including financing potential acquisitions of oil and gas properties in certain core areas, such as the Bakken play.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the notes and related guarantees will be made only by means of a private offering circular.  The notes and the related guarantees have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the expected use of proceeds from and the closing of the offering.  All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.